410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Announces Fourth Quarter and Record Fiscal Year End Results

CHICAGO—(October 11, 2013)—Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $63,892,000 for the fourth quarter ended July 31, 2013, a 4.5% increase compared with net sales of $61,116,000 in the same quarter one year ago. Net income for the quarter was a record $4,737,000 or $0.67 per diluted share, compared to a net loss of $108,000, or $0.02 per diluted share, for the same quarter a year ago. The loss in the fourth quarter of fiscal 2012 was due to the one-time charge incurred for the relocation of course clay production from our Mounds, Illinois plant to our plants in Mississippi.

The Company reported record net sales and record earnings for the fiscal year ended July 31, 2013. Net sales were $250,583,000, a 4.1% increase compared to net sales of $240,681,000 for fiscal 2012. Net income for the fiscal year was $14,586,000 or $2.07 per diluted share, up 143.5% from net income of $6,098,000, or $0.85 per diluted share, for fiscal 2012.

Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “We had a strong fourth quarter and full year. Despite an approximate 10% rise in freight costs, both business segments expanded gross profit and reported record earnings for the year.

“The Business to Business segment’s results for both the quarter and fiscal year were positively affected by sales of Fluid Purification’s Pure-Flo bleaching earth products used to refine vegetable oils and by sales of Amlan International’s Calibrin products used in livestock and poultry production. This increase in demand is tied to the growth in human food consumption.

“While net sales in the Retail and Wholesale segment were down for the fourth quarter, the product mix was favorable and expanded gross profit margins. We invested in marketing support for the Cat’s Pride Fresh & Light brand, although at reduced levels from fiscal 2012. We are encouraged by the 59% year over year growth of Fresh & Light sales from fiscal 2012 to fiscal 2013 and in particular, by the 43% rate of repeat purchases.”

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Segment Review

Business to Business Products	Fourth Quarter May 1 – July 31		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$24,947,000	$21,289,000	17.2%
Segment Income	$8,158,000	$7,725,000	5.6%

Business to Business Products	Fiscal Year August 1 – July 31		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$92,969,000	$85,456,000	8.8%
Segment Income	$30,739,000	$28,643,000	7.3%

Net sales for the Company’s Business to Business segment for the fourth quarter were up $3,658,000 or 17.2% and segment income was up $433,000 or 5.6% from the prior year period. These increases were driven by volume growth of both Pure-Flo bleaching clay products for vegetable oil purification and Calibrin toxin binders for animal health, in overseas markets. Net sales of co-packaged coarse cat litters were up slightly while sales of agricultural products declined in the fourth quarter.

Net sales of Business to Business products for the fiscal year were up $7,513,000 or 8.8% and segment income for the year was up $2,096,000 or 7.3% from the same period one year ago. These increases were driven by volume growth of bleaching clays and animal health products. The increase of net sales in the segment can be partially attributed to the continued strong growth of Calibrin-Z as a broad-spectrum toxin binder. Segment sales were partially offset by a decline in the horticulture markets.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Retail and Wholesale Products	Fourth Quarter May 1 – July 31		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$38,945,000	$39,827,000	(2.2%)
Segment Income	$1,137,000	($181,000)

Retail and Wholesale Products	Fiscal Year August 1 – July 31		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$157,614,000	$155,225,000	1.5%
Segment Income	$10,561,000	$2,098,000	403.4%

Net sales for the company’s Retail and Wholesale Products for the fourth quarter were down $882,000 or 2.2% while segment income was up $1,318,000 from the prior year period. In the fourth quarter, the Company invested by expanding the sales team and hosting Free Litter Caturday, a large promotional event where over 1 million pounds of product was given away to gain consumer trial. Net sales by our foreign subsidiaries and our Industrial and Automotive division were up significantly from the same quarter one year ago.

Net sales of Retail and Wholesale products for the fiscal year were up $2,389,000 or 1.5% from one year ago, while segment income for the year was up $8,463,000 or 403.4%, due to a favorable product mix, which increased gross profit as well as lower advertising costs compared to the costs incurred for the launch of Cat’s Pride Fresh & Light in the previous fiscal year.

Financial Review

Net income and earnings per share for both the quarter and the fiscal year were significantly impacted by the utilization of approximately $1,369,000 of domestic Alternative Minimum Tax (AMT) attributes. We reduced the domestic AMT valuation allowance that had been established in prior years. This resulted in a reduction of our federal income tax rate to 16.6% in fiscal 2013 compared to 27.1% in fiscal 2012. We expect our tax rate to return to historic levels in fiscal 2014.

Cash, cash equivalents and short-term investments at July 31, 2013, totaled $42,494,000, which was $6,238,000 or 17.2% more than the $36,256,000 at July 31, 2012. Cash, cash equivalents and short-term investments were up primarily due to the increase of net income in the fiscal year.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Capital expenditures for the fiscal year totaled $9,795,000, which was $849,000 more than depreciation and amortization of $8,946,000. Capital expenditures were made for equipment replacement and new machinery at our manufacturing facilities. By comparison, capital expenditures totaled $6,960,000 in fiscal 2012.

Net cash provided by operating activities was $23,366,000 for the fiscal year compared to $23,339,000 for fiscal 2012, an increase of $27,000.

On June 11 2013, Oil-Dri’s Board of Directors declared an increased quarterly cash dividend of $0.19 per share of outstanding Common Stock and $0.1425 per share of outstanding Class B Stock. The dividends were paid on August 30, 2013 to stockholders of record at the close of business on August 16, 2013. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past ten years.

At the end of the fourth quarter, the annualized dividend yield on the Company’s Common Stock was 2.4%, based on the quarter’s closing stock price of $31.86 per share and an annual cash dividend of $0.76. The Company paid $0.72 per share of Common Stock in fiscal 2013, which included an accelerated payment for the third and fourth quarters of fiscal 2013, which was paid on December 28, 2013.

Looking Forward

President and CEO Jaffee continued, “Over the course of fiscal 2014, we will continue to invest in our business and expect to see the benefit of these investments in fiscal 2015 and beyond. Plans are underway to expand capacity at our Georgia Powders facility in order to accommodate the increasing demand of our Fluids Purification products, Pure-Flo bleaching earths. Additionally, we have applied for a business license in China, with plans of opening an office and intensifying our sales growth of animal health products in the region.

“In the Retail and Wholesale segment, we are pleased with the positive acceptance of our Free Litter Caturday program and the strengthened relationships with our retail accounts. We anticipate strong top-line growth in fiscal 2014, driven by innovation and investment. Advertising and promotional spending for Cat’s Pride is expected to be greater than fiscal 2013, with a focus on maximizing our return from these expenditures. We will continue to invest in our sales and marketing organization. Cat’s Pride Fresh & Light commercials are back on TV and will focus on our Cat’s Pride family of products, including our newly announced All Day Odor Control, a 40% lighter, Fresh & Light product.”

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Five-Year Summary of Financial Data

Key Metrics as of July 31,

	Fiscal 2013	Fiscal 2012	Fiscal 2011	Fiscal 2010	Fiscal 2009
Cash, cash equivalents and investments	$42,494,000	$36,256,000	$33,722,000	$24,621,000	$19,837,000
Net cash provided by operations	$23,895,000	$23,339,000	$13,108,000	$26,216,000	$15,814,000
Cash, cash equivalents and investments less notes payable	$16,594,000	$6,556,000	$422,000	$6,321,000	($1,663,000)
Net Income	$14,586,000	$6,098,000	$9,051,000	$9,458,000	$9,586,000
*Net income per diluted share	$2.07	$0.85	$1.26	$1.30	$1.33
Return on average stockholders’ equity	15.5%	6.8%	9.7%	10.5%	10.8%
Capital expenditures	$10,324,000	$6,960,000	$13,806,000	$10,413,000	$15,253,000
Dividends paid	$4,630,000	$4,486,000	$4,218,000	$3,992,000	$3,684,000
Dividends paid per Common Stock share	$0.72	$0.68	$0.64	$0.60	$0.56

###

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

The Company will offer a live webcast of the fourth quarter earnings teleconference on Tuesday, October 15, 2013 from 10:00 am to 10:30 am, Central Time. To listen via the web, visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website. Please note, due to the federal holiday on Monday, we will hold the earnings teleconference on Tuesday, October 15th.

The Company will host its Annual Meeting of Stockholders on Tuesday, December 10, 2013 starting at 9:30 am, Central Time. The meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The record date for voting eligibility at the Annual Meeting is October 18, 2013.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Cat’s Pride, Fresh & Light, Calibrin, Amlan, and Pure-Flo are registered trademarks of Oil-Dri Corporation of America.

Free Litter Caturday, Fluids Purification and All Day Odor Control are trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
	Fourth Quarter Ended July 31,
	2013	% of Sales	2012	% of Sales
Net Sales	$63,892	100.0%	$61,116	100.0%
Cost of Sales	(47,784)	74.8%	(45,573)	74.6%
Gross Profit	16,108	25.2%	15,543	25.4%
Operating Expenses	(11,695)	18.3%	(13,428)	22.0%
Capacity Rationalization Charges	-	0.0%	(1,623)	0.0%

Operating Income	4,413	6.9%	492	0.8%
Interest Expense	(399)	0.6%	(503)	0.8%
Other Expenses	(44)	-0.1%	(14)	0.0%

Income (Loss) Before Income Taxes	3,970	6.2%	(25)	0.0%
Income Taxes	767	-1.2%	(83)	0.1%
Net Income (Loss)	$4,737	7.4%	$(108)	-0.2%

Net Income (Loss) Per Share:
Basic Common	$0.73		$(0.02)
Basic Class B Common	$0.55		$(0.01)
Diluted	$0.67		$(0.02)

Average Shares Outstanding:
Basic Common	4,938		4,903
Basic Class B Common	1,980		1,938
Diluted	6,951		6,901

	Twelve Months Ended July 31,
	2013	% of Sales	2012	% of Sales
Net Sales	$250,583	100.0%	$240,681	100.0%
Cost of Sales	(184,084)	73.5%	(181,676)	75.5%
Gross Profit	66,499	26.5%	59,005	24.5%
Operating Expenses	(47,558)	19.0%	(47,303)	19.7%
Capacity Rationalization Charges	(70)	0.0%	(1,623)	0.0%

Operating Income	18,871	7.5%	10,079	4.2%
Interest Expense	(1,773)	0.7%	(2,060)	0.9%
Other Income	401	0.2%	342	0.1%

Income Before Income Taxes	17,499	7.0%	8,361	3.5%
Income Taxes	(2,913)	1.2%	(2,263)	0.9%
Net Income	$14,586	5.8%	$6,098	2.5%

Net Income Per Share:
Basic Common	$2.25		$0.92
Basic Class B Common	$1.69		$0.70
Diluted	$2.07		$0.85
Average Shares Outstanding:
Basic Common	4,909		5,063
Basic Class B Common	1,970		1,934
Diluted	6,927		7,062

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)
		As of July 31,
		2013	2012
Current Assets
Cash and Cash Equivalents		$24,035	$27,093
Short-term Investments		18,459	9,163
Accounts Receivable, net		31,148	30,225
Inventories		20,723	19,673
Prepaid Expenses		9,007	9,048
Total Current Assets		103,372	95,202
Property, Plant and Equipment, Net		66,055	64,453
Other Assets		14,132	14,612
Total Assets		$183,559	$174,267

Current Liabilities
Current Maturities of Notes Payable		$3,500	$3,800
Accounts Payable		6,483	6,700
Dividends Payable		1,236	1,154
Accrued Expenses		20,228	17,468
Total Current Liabilities		31,447	29,122
Noncurrent Liabilities
Notes Payable		22,400	25,900
Other Noncurrent Liabilities		26,774	33,937
Total Noncurrent Liabilities		49,174	59,837
Stockholders' Equity		102,938	85,308
Total Liabilities and Stockholders' Equity		$183,559	$174,267

Book Value Per Share Outstanding		$14.96	$12.19

Acquisitions of:
Property, Plant and Equipment	Fourth Quarter	$2,519	$1,508
	Year to Date	$10,324	$6,960
Depreciation and Amortization Charges	Fourth Quarter	$2,251	$2,332
	Year to Date	$8,946	$9,272

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	For the Twelve Months Ended
	July 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2013	2012
Net Income	$14,586	$6,098

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	8,946	9,272
Capacity Rationalization Plan Charges	70	1,623
Increase in Accounts Receivable	(984)	(1,026)
Increase in Inventories	(1,050)	(456)
Increase in Accounts Payable	135	456
Increase in Accrued Expenses	2,159	1,622
(Decrease) Increase in Pension and Postretirement Benefits	(1,896)	4,730
Other	1,400	1,020
Total Adjustments	8,780	17,241
Net Cash Provided by Operating Activities	23,366	23,339

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(9,795)	(6,960)
Net (Purchases) Dispositions of Investment Securities	(9,289)	6,659
Other	66	31
Net Cash Used in Investing Activities	(19,018)	(270)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,800)	(3,600)
Dividends Paid	(4,630)	(4,486)
Purchase of Treasury Stock	(175)	(6,247)
Other	1,155	444
Net Cash Used in Financing Activities	(7,450)	(13,889)

Effect of exchange rate changes on cash and cash equivalents	44	28

Net (Decrease) Increase in Cash and Cash Equivalents	(3,058)	9,208
Cash and Cash Equivalents, Beginning of Year	27,093	17,885
Cash and Cash Equivalents, End of Year	$24,035	$27,093

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256